Exhibit 99.2
To:
From: Compensation Committee
Date: February __, 2006
Re: 2006 Bonus Program

We are pleased to deliver to you the terms of your potential 2006 bonus.

Your 2006 bonus shall equal your 2006 base salary at January 2, 2006 multiplied by the following: (a) 80% [75%] of the percentage in the column “Bonus Percentage (Pretax)” that corresponds to the percentage achievement of your region’s [regions’] target pretax income (“Pretax”) for the year ended December 31, 2006, plus (b) 20% [25%] of the percentage in the column “Bonus Percentage (EPS)” that corresponds to the consolidated earnings per share (“EPS”), of LKQ Corporation for the year ended December 31, 2006. For purposes of this bonus program, the calculation of EPS shall include (i) an accrual for the total proposed bonus payments to LKQ employees for 2006 (paid in 2007) and (ii) adjustments for any other extraordinary items affecting EPS, as such adjustments shall be determined by the Compensation Committee.

The 2006 awards will be paid out as soon as our financial reports are audited and finalized. Payments under the 2006 Bonus Program will only be paid to individuals who are employed as of December 31, 2006. The Compensation Committee shall have the right to make all determinations, including interpretations of any questions, issues or ambiguities that may arise, with respect to the program or any award under the program. Such determinations shall be final and binding on all participants and their beneficiaries.

2006 Target Pretax Income for [Applicable] Region: $________________

Achievement of Target Pretax (%)	Bonus Percentage (Pretax)

[Numbers for each executive officer inserted here]

EPS ($)	Bonus Percentage (EPS)

[Numbers for each executive officer inserted here]